FOR IMMEDIATE RELEASE
McCORMICK FOURTH QUARTER PERFORMANCE LED TO RECORD 2016 FINANCIAL RESULTS; CONTINUED GROWTH EXPECTED IN 2017
SPARKS, MD, JANUARY 25, 2017 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported financial performance for the fourth quarter that led to record results for the fiscal year ended November 30, 2016. The company provided an outlook for continued growth in 2017.

•
Sales rose 2% in the fourth quarter from the year-ago period. In constant currency, the company grew sales 4%, with increases in both the consumer and industrial segments. Earnings per share increased to $1.24 from $1.16 in the fourth quarter of 2015, mainly due to a higher operating income. Adjusted earnings per share rose 8% to $1.27 from $1.18 in the year-ago period.

•
For fiscal year 2016, sales rose 3% from the year-ago period and in constant currency, the company grew sales nearly 6%. Earnings per share increased to $3.69 from $3.11 in fiscal year 2015, and adjusted earnings per share rose to $3.78 from $3.48. Cash flow from operations grew 12% to a record $658 million in 2016 and the company returned $461 million of cash to its shareholders through dividends and share repurchases.

•
For fiscal year 2017, McCormick expects to increase sales year-on-year by 3% to 5%, which is a constant currency projected growth rate of 5% to 7%. The company expects to achieve earnings per share of $4.02 to $4.10 in fiscal year 2017, compared to $3.69 in 2016. Adjusted earnings per share are expected to be $4.05 to $4.13, which is an increase of 7% to 9% from $3.78 in 2016 and includes an estimated 2 percentage point unfavorable currency impact.

Lawrence E. Kurzius, President and CEO, stated, “We achieved record financial results in 2016, driven by strong growth, great performance and the engagement and efforts of McCormick employees around the world. Our business and strategies are aligned with today's consumer and their increased interest in bolder flavors, demand for convenience, and focus on wellness and fresh ingredients.
"Our 2016 results met each of our key financial targets. Our brand marketing, product innovation, expanded distribution and a steady stream of value-enhancing acquisitions each contributed to higher sales. We also worked to reshape our portfolio in the areas of gluten-free, non-GMO labeling and more organic items. Through our Comprehensive Continuous Improvement (CCI) program, we are generating fuel for this growth, funding increases in leading-edge digital marketing, break-through innovation and value-enhancing acquisitions. Led by this program, we exceeded $100 million in cost savings in 2016 and are on track to reach our four-year $400 million goal of cost savings by 2019. We also had a fifth consecutive year of record cash flow from operations, and in 2016, returned more than two-thirds of this cash to McCormick shareholders. A portion of our cash was used to complete our acquisition of Gourmet Garden, a fast-growing leader in chilled herbs, and toward the end of the fiscal year, we signed an agreement to purchase Giotti, a leading European flavor business. Along with these other accomplishments, we are making measurable progress toward our 2019 sustainability goals. During 2016, we celebrated the 75th anniversary of our Charity Day, were recognized for our diversity and inclusion initiatives, and Corporate Knights recently ranked McCormick No. 14 in their 2017 Global 100 Most Sustainable Corporations Index and No. 1 among consumer staples companies.
"We are proud of our performance in 2016 and believe we have good momentum heading into 2017. Taste continues to be the leading factor in deciding what consumers choose to eat. Globally, retail sales of packaged spices and seasonings, our largest category, have reached $11 billion and are projected to grow at a 5% compound annual growth rate for the next five years. In 2017, we expect to exceed our 4% to 6% long-term constant currency objective for sales growth. We are balancing our resources and efforts to drive sales with our work to lower costs, and plan to achieve approximately $100 million in 2017 cost savings led by our CCI program. With higher sales and greater productivity, we expect to increase earnings per share in line with our long-term constant currency objective of 9% to 11%. Along with higher profit, we are working toward another year of strong cash flow.
"We are well-positioned to deliver strong financial results and shareholder return. Our steadfast focus on growth, performance and people will continue to drive our strategy and success at McCormick."
Fourth Quarter 2016 Results
McCormick reported a 2% sales increase in the fourth quarter from the year-ago period, which included an unfavorable impact of 2% from foreign currency exchange rates. Sales from Gourmet Garden and Cajun Injector, acquired in April 2016 and September 2016, respectively, added 2% to the sales increase. The remaining sales growth was driven by product innovation, brand marketing support and expanded distribution, as well as pricing actions taken to offset an increase in material costs. In constant currency, the company grew sales 4%.
Operating income was $219 million in the fourth quarter compared to $212 million in the year-ago period. In the fourth quarter of 2016 compared to the year-ago period, the favorable impact of higher sales, including pricing, and cost savings more than offset higher material costs. This led to a 60 basis point increase in gross profit margin. In the fourth quarter of 2016, the company recorded $6 million of special charges related to organization and streamlining actions, and in the fourth quarter of 2015 recorded $3 million of special charges. Excluding these special charges, adjusted operating income was $225 million compared to $215 million in the year-ago period. In constant currency, adjusted operating income rose nearly 6%.

Earnings per share was $1.24 in the fourth quarter compared to $1.16 in the year-ago period. Special charges lowered earnings per share by $0.03 and $0.02 in the fourth quarter of 2016 and 2015, respectively. In the fourth quarter of 2016 compared to the year-ago period, the increase in earnings per share was driven by higher operating income and lower shares outstanding. Excluding the impact of special charges, adjusted earnings per share was $1.27 in the fourth quarter of 2016 compared to $1.18 in the year-ago period. This was an increase of 8%, which includes the unfavorable impact of foreign currency exchange rates.
Fiscal Year 2016 Results
McCormick reported a 3% sales increase for 2016 from 2015, which included an unfavorable impact of 3% from foreign currency exchange rates. Sales growth was driven by product innovation, brand marketing support and expanded distribution, as well as pricing actions to offset an increase in material costs. This portion of the sales increase was broad-based between the company's consumer and industrial segments, and with growth in each major region. In addition, acquisitions added 2% to the sales increase, including the incremental impact of businesses purchased during 2015 and 2016. In constant currency, the company grew sales nearly 6% compared to 2015.
Operating income was $641 million in 2016 compared to $548 million in the year-ago period. In 2016 compared to the year-ago period, the favorable impact of higher sales, $109 million of cost savings and a reduction in special charges, more than offset higher material costs and a $12 million increase in brand marketing. In addition, the company recorded $16 million of special charges in 2016 related to organization and streamlining actions, compared to $66 million of special charges recorded in 2015. Excluding special charges, adjusted operating income was $657 million compared to $614 million in the year-ago period. In constant currency, adjusted operating income rose 9%. Gross profit margin rose 110 basis points to 41.5% in 2016 from 40.4% in 2015.
Earnings per share was $3.69 in 2016 compared to $3.11 in the year-ago period. Special charges lowered earnings per share by $0.09 and $0.37 in 2016 and 2015, respectively. The year-on-year increase in earnings per share was also driven by higher operating income and lower shares outstanding. Excluding the impact of special charges, adjusted earnings per share was $3.78 in 2016 compared to $3.48 in 2015. This was an increase of 9%, which includes the unfavorable impact of foreign currency exchange rates.
Net cash provided by operating activities reached $658 million in 2016, a 12% increase from $590 million in 2015, driven by higher net income and working capital improvements.
Fiscal Year 2017 Financial Outlook
McCormick expects continued growth globally in consumer demand for flavor. Through 2021, Euromonitor International projects a 5% compound annual growth rate in global retail sales of herbs and spices. Through its growth strategies, the company is well-positioned to meet this higher demand and drive its sales of herbs and spices, along with other flavor products, through brand marketing, product innovation, expanded distribution and acquisitions.

In 2017, the company expects to grow sales 3% to 5% compared to 2016. Excluding the estimated impact of unfavorable currency rates, the projected growth rate is 5% to 7%. The company expects to drive sales with brand marketing, new products, expanded distribution and the incremental sales impact of acquisitions completed in fiscal year 2016 and from Giotti, acquired in December 2016. Sales are also expected to be driven by pricing actions that are intended to offset an anticipated mid-single digit increase in material costs. The company has plans to achieve approximately $100 million of cost savings and intends to use these savings to improve margins, fund a mid-single digit increase in brand marketing, and as a further offset to increased material costs.
Operating income in 2017 is expected to grow 7% to 9% from $641 million of operating income in 2016. Special charges of approximately $4 million are currently projected for 2017 that relate to previously announced organization and streamlining actions. Excluding the impact of special charges in 2017 and 2016, the company expects to grow adjusted operating income 8% to 10% from adjusted operating income of $657 million in 2016. Excluding the estimated impact of unfavorable currency rates, the expected year to year increase in adjusted operating income is 9% to 11%.
McCormick projects 2017 earnings per share to be in the range of $4.02 to $4.10 compared to $3.69 of earnings per share in 2016. Excluding an estimated $0.03 impact of special charges in 2017, the company projects adjusted earnings per share of $4.05 to $4.13. This is an increase of 7% to 9% from adjusted earnings per share of $3.78 in 2016. This range of growth includes an estimated unfavorable impact of 2 percentage points from unfavorable currency rates. For the first quarter of 2017, the company expects earnings per share to be comparable to earnings per share of $0.73 in the first quarter of 2016, mainly as the result a planned double-digit increase in brand marketing, a higher tax rate and the timing of pricing actions. For fiscal year 2017, the company projects another year of strong cash flow, with plans to return a significant portion to McCormick's shareholders through dividends and share repurchases.
Business Segment Results
Consumer Segment

(in millions)	Three months ended		Twelve months ended
	11/30/2016	11/30/2015	11/30/2016	11/30/2015
Net sales	$815.6	$784.6	$2,753.2	$2,635.2
Operating income	180.8	166.0	481.6	403.3
Operating income, excluding special charges	182.8	169.2	490.8	456.1
The company grew consumer segment sales 4% when compared to the fourth quarter of 2015. In constant currency, sales rose 5%. Pricing actions taken to offset higher material costs, and higher volume and product mix contributed to this growth. In addition, the acquisition of Gourmet Garden in April 2016 and Cajun Injector in September 2016, added 2% to the sales increase.

•
Consumer sales in the Americas rose 7%, with minimal impact from currency rates. In the U.S., the company had strong sales growth of McCormick and Lawry's brand spices and seasonings, and recipe mixes, as well as a double-digit increase in sales of Simply Asia brand products. Sales of Gourmet Garden and Cajun Injector contributed 2% of the increase.

•
Fourth quarter consumer sales in Europe, the Middle East and Africa (EMEA) declined 6%. In constant currency, the decrease was 3% and mainly due to weak sales in the U.K. where the current competitive retail environment is challenging. In other major markets, France and Eastern Europe, fourth quarter constant currency sales rose slightly from the year-ago period.

•
Consumer sales in the Asia/Pacific region rose 7%. In constant currency, sales increased 10% and sales of Gourmet Garden contributed 6% of the increase. During the fourth quarter, strong growth in China was largely offset by lower sales in India that related to the discontinuation of lower margin product lines in India.

Consumer segment operating income, excluding special charges, rose 8% to $183 million compared to $169 million in the year-ago period, with minimal impact from foreign currency exchange rates. The favorable impact of sales growth and cost savings more than offset the unfavorable impact of higher material costs.
Industrial Segment

(in millions)	Three months ended		Twelve months ended
	11/30/2016	11/30/2015	11/30/2016	11/30/2015
Net sales	$411.4	$417.3	$1,658.3	$1,661.1
Operating income	38.3	46.2	159.4	145.1
Operating income, excluding special charges	42.5	46.0	166.2	157.8
Industrial segment sales declined 1% from the fourth quarter of 2015. In constant currency, the industrial segment grew sales 2% from the year-ago period mainly as a result of pricing actions taken to offset the impact of higher material costs.

•	Industrial sales in the Americas rose 1%. In constant currency, the increase was 2% driven mainly by higher sales of branded food service products in the U.S. and snack seasonings in Mexico.

•	Fourth quarter industrial sales in EMEA declined 10%. In constant currency, the company grew sales 4%, including increases both with packaged food customers and multi-national restaurants.

•	Industrial sales in the Asia/Pacific region were comparable to the year ago period, with minimal impact from currency rates. While the company grew sales in Southeast Asia and Australia,

sales in China were unfavorably impacted by a large customer's decision in mid-2016 to diversify their supply chain with a second supplier.
Industrial segment operating income, excluding special charges, declined by 8% to $43 million from $46 million in the year-ago period. In constant currency, adjusted operating income declined 2% year on year, and has fluctuated quarter-to-quarter throughout 2016 due to sales mix across regions, customers and products. For the fiscal year, industrial segment adjusted operating income rose 12% in constant currency.

Non-GAAP Financial Measures
The tables below include financial measures of adjusted operating income, adjusted income from unconsolidated operations, adjusted net income and adjusted diluted earnings per share, each excluding the impact of special charges for the periods presented. These represent non-GAAP financial measures which are prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles. In our consolidated income statement, we include a separate line item captioned “special charges” in arriving at our consolidated operating income. Additionally, we recorded $0.3 million in cost of goods sold in our income statement for the three and twelve months ended November 30, 2016 which we classified as special charges. We recorded $0.6 million and $4.0 million in cost of goods sold in our income statement, respectively, for the three and twelve months ended November 30, 2015, which we classified as special charges.

Special charges consist of expenses, including related impairment charges, associated with certain actions undertaken by the company to reduce fixed costs, simplify or improve processes, and improve our competitiveness and are of such significance in terms of both up-front costs and organizational/structural impact to require advance approval by our Management Committee, comprised of our President and Chief Executive Officer; Executive Vice President and Chief Financial Officer; President, Global Industrial Segment and McCormick International; President, Global Consumer Segment and North America; and Senior Vice President, Human Relations. Upon presentation of any such proposed action (including details with respect to estimated costs, which generally consist principally of employee severance and related benefits, together with ancillary costs associated with the action that may include a non-cash component or a component which relates to inventory adjustments that are included in cost of goods sold; impacted employees or operations; expected timing; and expected savings) to the Management Committee and the Committee’s advance approval, expenses associated with the approved action are classified as special charges upon recognition and monitored on an on-going basis through completion. Certain ancillary expenses related to these actions approved by our Management Committee do not qualify for accrual upon approval but are included as special charges as incurred during the course of the action.

We believe that these non-GAAP financial measures are important to investors. The exclusion of special charges provides additional information that enables enhanced comparisons to prior periods and, accordingly, facilitates the development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.
These non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but it should not be considered a substitute for, or superior to, GAAP results. In addition, these non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate them in the same manner that we do. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions when applicable and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP financial measures to the related GAAP financial measures is provided below:

(in millions except per share data)	Three months ended		Twelve months ended
	11/30/16	11/30/15	11/30/16	11/30/15
Operating income	$219.1	$212.2	$641.0	$548.4

Impact of special charges included in cost of goods sold	0.3	0.6	0.3	4.0
Impact of other special charges	5.9	2.4	15.7	61.5
Total special charges	6.2	3.0	16.0	65.5

Adjusted operating income	$225.3	$215.2	$657.0	$613.9
% increase versus prior period	4.7%		7.0%

Income from unconsolidated operations	$11.9	$9.7	$36.1	$36.7
Impact of special charges attributable to non-controlling interests (1)	(1.9)	(0.1)	(1.9)	(2.0)
Adjusted income from unconsolidated operations	$10.0	$9.6	$34.2	$34.7
% increase (decrease) versus prior period	4.2%		(1.4)%

Net income	$157.4	$149.2	$472.3	$401.6
Impact of total special charges (2)	5.6	3.1	13.0	49.9
Impact of total special charges attributable to non-controlling interests (1)	(1.9)	(0.1)	(1.9)	(2.0)
Adjusted net income	$161.1	$152.2	$483.4	$449.5
% increase versus prior period	5.8%		7.5%

Earnings per share - diluted	$1.24	$1.16	$3.69	$3.11
Impact of total special charges	0.04	0.02	0.10	0.38
Impact of total special charges attributable to non-controlling interests	(0.01)	—	(0.01)	(0.01)
Adjusted earnings per share - diluted	$1.27	$1.18	$3.78	$3.48
% increase versus prior period	7.6%		8.6%

(1) In 2016, represents the portion of the total special charge of $2.8 million for the three and twelve months ended November 30, 2106 associated with our exit of a consolidated joint venture in South Africa, attributable to our former joint venture partner. In 2015, represents the portion of a Kohinoor total special charge of $1.1 million and $14.2 million for the three and twelve months ended November 30, 2015, respectively, attributable to Kohinoor's 15% minority stakeholder.

(2) Total special charges of $6.2 million and $16.0 million for the three and twelve months ended November 30, 2016 and $3.0 million and $65.5 million for the three and twelve months ended November 30, 2015 are net of taxes of $0.6 million, $3.0 million, $(0.1) million and $15.6 million, respectively.

Because we are a multi-national company, we are subject to variability of our reported U.S. dollar results as a result of changes in foreign currency exchange rates. Those changes have been volatile over the past several years. The exclusion of the effects of foreign currency exchange, or what we refer to as amounts expressed “on a constant currency basis”, is a non-GAAP measure. We believe that this non-GAAP measure provides additional information that enables enhanced comparison to prior periods excluding the translation effects of changes in rates of foreign currency exchange and provides additional insight into the underlying performance of our operations located outside of the U.S. It should be noted that our presentation herein of amounts and percentage changes on a constant currency basis does not exclude the impact of foreign currency transaction gains and losses (that is, the impact of transactions denominated in other than the local currency of any of our subsidiaries in their local currency reported results).
Percentage changes in sales and adjusted operating income expressed on a constant currency basis are presented excluding the impact of foreign currency exchange. To present this information for historical periods, current period results for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average exchange rates in effect during the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. Constant currency growth rates follow:

	Three months ended November 30, 2016
	Percentage change as reported	Impact of foreign currency exchange	Percentage change on constant currency basis
Net sales
Consumer segment
Americas	6.7%	(0.10)%	6.8%
EMEA	(6.30)%	(2.90)%	(3.40)%
Asia/Pacific	6.5%	(3.00)%	9.5%
Total consumer segment	3.9%	(0.90)%	4.8%
Industrial segment
Americas	0.8%	(1.20)%	2.0%
EMEA	(9.60)%	(13.20)%	3.6%
Asia/Pacific	(0.30)%	(0.30)%	—%
Total industrial segment	(1.40)%	(3.50)%	2.1%
Total net sales	2.1%	(1.80)%	3.9%
Adjusted operating income
Consumer segment	8.0%	(0.10)%	8.1%
Industrial segment	(7.60)%	(5.40)%	(2.20)%
Total adjusted operating income	4.7%	(1.20)%	5.9%

	Twelve months ended November 30, 2016
	Percentage change as reported	Impact of foreign currency exchange	Percentage change on constant currency basis
Net sales
Consumer segment
Americas	5.8%	(0.50)%	6.3%
EMEA	2.4%	(4.50)%	6.9%
Asia/Pacific	1.5%	(4.80)%	6.3%
Total consumer segment	4.5%	(1.90)%	6.4%
Industrial segment
Americas	1.7%	(2.00)%	3.7%
EMEA	(6.40)%	(11.20)%	4.8%
Asia/Pacific	(0.10)%	(3.90)%	3.8%
Total industrial segment	(0.20)%	(4.10)%	3.9%
Total net sales	2.7%	(2.80)%	5.5%
Adjusted operating income
Consumer segment	7.6%	(1.10)%	8.7%
Industrial segment	5.3%	(6.30)%	11.6%
Total adjusted operating income	7.0%	(2.40)%	9.4%

To present the percentage change in projected 2017 adjusted earnings per share on a constant currency basis, projected sales and adjusted operating income for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the company's budgeted exchange rate for 2017 and are compared to the 2016 results, translated into U.S. dollars using the same 2017 budgeted exchange rate, rather than at the average actual exchange rates in effect during fiscal year 2016. This calculation is performed to arrive at adjusted net income, including an adjustment for the company's largest unconsolidated operation that is denominated in a currency other than the U.S. dollar and that represents greater than 80% of total income from unconsolidated operations, divided by projected shares outstanding for fiscal year 2017.

(in millions except per share data)
2017 projection
Percentage change in net sales	3% to 5%
Impact of foreign currency exchange rates	(2)%
Percentage change in net sales on constant currency basis	5% to 7%

Percentage change in adjusted operating income	8% to 10%
Impact of foreign currency exchange rates	(1)%
Percentage change in adjusted operating income on constant currency basis	9% to 11%

Earnings per share	$4.02 to $4.10
Impact of special charges	0.03
Adjusted earnings per share	$4.05 to $4.13

Percentage change in adjusted earnings per share	7% to 9%
Impact of foreign currency exchange rates	(2)%
Percentage change in adjusted earnings per share on constant currency basis	9% to 11%
Forward-looking Information
Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings, acquisitions and brand marketing support, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” "intend," “believe” and “plan.” These statements may relate to: the expected results of operations of businesses acquired by the company, the expected impact of raw material costs and pricing actions on the company's results of operations and gross margins, the expected productivity and working capital improvements, expectations regarding growth potential in various geographies and markets, expected trends in net sales and earnings performance and other financial measures, the expectations of pension and postretirement plan contributions and anticipated charges associated with such plans, the holding period and market risks associated with financial instruments, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, the ability to issue additional debt or equity securities and expectations regarding purchasing shares of McCormick's common stock under the existing repurchase authorization.

These and other forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: damage to the company's reputation or brand name; loss of brand relevance; increased private label use; product quality, labeling, or safety concerns; negative publicity about our products; business interruptions due to natural disasters or unexpected events; actions by, and the financial condition of, competitors and customers; the company's inability to achieve expected and/or needed cost savings or margin improvements; negative employee relations; the lack of successful acquisition and integration of new businesses; issues affecting the company's supply chain and raw materials, including fluctuations in the cost and availability of raw and packaging materials; government regulation, and changes in legal and regulatory requirements and enforcement practices; global economic and financial conditions generally, including the availability of financing, and interest and inflation rates; the investment return on retirement plan assets, and the costs associated with pension obligations; foreign currency fluctuations; the stability of credit and capital markets; risks associated with the company's information technology systems, the threat of data breaches and cyber attacks; fundamental changes in tax laws; volatility in our effective tax rate; climate change; infringement of intellectual property rights, and those of customers; litigation, legal and administrative proceedings; and other risks described in the company's filings with the Securities and Exchange Commission.
Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.
Live Webcast
As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick web site. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this website address.
About McCormick
McCormick & Company, Incorporated is a global leader in flavor. With $4.4 billion in annual sales, the company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses. Every day, no matter where or what you eat, you can enjoy food flavored by McCormick. McCormick Brings Passion to Flavor™.
For more information, visit www.mccormickcorporation.com.

#  #  #
For information contact:

Investor Relations:
Joyce Brooks (410) 771-7244 or joyce_brooks@mccormick.com
Kasey Jenkins (410) 771-7140 or kasey_jenkins@mccormick.com

Corporate Communications:
Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com
(Financial tables follow)

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement
(In millions except per-share data)
	Three months ended		Twelve months ended
	November 30, 2016	November 30, 2015	November 30, 2016	November 30, 2015
Net sales	$1,227.0	$1,201.9	$4,411.5	$4,296.3
Cost of goods sold	687.0	680.2	2,579.8	2,559.0
Gross profit	540.0	521.7	1,831.7	1,737.3
Gross profit margin	44.0%	43.4%	41.5%	40.4%
Selling, general and administrative expense	315.0	307.1	1,175.0	1,127.4
Special charges	5.9	2.4	15.7	61.5
Operating income	219.1	212.2	641.0	548.4
Interest expense	14.3	13.8	56.0	53.3
Other income, net	2.2	0.5	4.2	1.1
Income from consolidated operations before income taxes	207.0	198.9	589.2	496.2
Income taxes	61.5	59.4	153.0	131.3
Net income from consolidated operations	145.5	139.5	436.2	364.9
Income from unconsolidated operations	11.9	9.7	36.1	36.7
Net income	$157.4	$149.2	$472.3	$401.6

Earnings per share - basic	$1.25	$1.17	$3.73	$3.14

Earnings per share - diluted	$1.24	$1.16	$3.69	$3.11

Average shares outstanding - basic	125.8	127.8	126.6	128.0
Average shares outstanding - diluted	127.2	129.0	128.0	129.2

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet
(In millions)
	November 30, 2016	November 30, 2015
Assets
Cash and cash equivalents	$118.4	$112.6
Trade accounts receivable, net	465.2	455.2
Inventories	756.3	710.8
Prepaid expenses and other current assets	81.9	78.8
Total current assets	1,421.8	1,357.4
Property, plant and equipment, net	669.4	618.4
Goodwill	1,771.4	1,759.3
Intangible assets, net	424.9	372.1
Investments and other assets	348.4	365.4
Total assets	$4,635.9	$4,472.6

Liabilities
Short-term borrowings and current portion of long-term debt	$393.2	$343.0
Trade accounts payable	450.8	411.9
Other accrued liabilities	578.7	483.7
Total current liabilities	1,422.7	1,238.6
Long-term debt	1,054.0	1,051.4
Other long-term liabilities	521.1	495.7
Total liabilities	2,997.8	2,785.7
Shareholders’ equity
Common stock	1,084.2	1,039.6
Retained earnings	1,056.8	1,036.7
Accumulated other comprehensive loss	(514.4)	(406.1)
Non-controlling interests	11.5	16.7
Total shareholders’ equity	1,638.1	1,686.9
Total liabilities and shareholders’ equity	$4,635.9	$4,472.6

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Cash Flow Statement
(In millions)
	Twelve Months Ended
	November 30, 2016	November 30, 2015
Operating activities
Net income	$472.3	$401.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	108.7	105.9
Stock based compensation	25.6	18.7
Brand name impairment included in special charges	—	9.6
Special charges	7.2	22.8
Loss on sale of assets	1.5	0.6
Deferred income tax (benefit) expense	(40.0)	1.0
Income from unconsolidated operations	(36.1)	(36.7)
Changes in operating assets and liabilities	81.5	35.6
Dividends from unconsolidated affiliates	37.4	30.9
Net cash flow provided by operating activities	658.1	590.0

Investing activities
Acquisitions of businesses	(120.6)	(210.9)
Proceeds from exit of consolidated joint venture (net of cash paid of $0.9)	4.2	—
Capital expenditures	(153.8)	(128.4)
Proceeds from sale of property, plant and equipment	1.7	0.4
Proceeds from corporate life insurance	1.4	—
Net cash flow used in investing activities	(267.1)	(338.9)

Financing activities
Short-term borrowings, net	251.7	(127.4)
Long-term debt borrowings	6.0	247.0
Long-term debt repayments	(202.0)	(1.6)
Proceeds from exercised stock options	33.3	33.1
Common stock acquired by purchase	(242.7)	(145.8)
Dividends paid	(217.8)	(204.9)
Net cash flow used in financing activities	(371.5)	(199.6)

Effect of exchange rate changes on cash and cash equivalents	(13.7)	(16.2)
Increase in cash and cash equivalents	5.8	35.3
Cash and cash equivalents at beginning of period	112.6	77.3

Cash and cash equivalents at end of period	$118.4	$112.6